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                                                                          [LOGO]

                                  May 23, 2005

BY HAND DELIVERY

Richard R. Russell
276 Exeter Road
Hampton Falls, New Hampshire 03884

Dear Richard

            This Letter Agreement sets forth the understanding between you and GenTek Inc., a Delaware corporation (the "Company"), regarding your retirement from employment with the Company.

            1. Retirement. Your last day of active employment with the Company will be July 1, 2005 (the "Retirement Date"). Notwithstanding the previous sentence, you will cease to serve as (a) President and Chief Executive Officer of the Company, (b) a member of the Company's Board of Directors and/or
(c) an authorized representative of the Company on May 23, 2005. During the period beginning May 23, 2005 and ending on the Retirement Date, your title shall be "Advisor to the Board" and you shall be available from your existing office in New Hampshire at the Chairman's or incoming chief executive officer's request for advisory services. You agree to use your best efforts to advance the interests of the Company and its affiliates and to facilitate the successful transition of the individual who succeeds you as the Company's Chief Executive Officer. By signing below, you and the Company acknowledge and agree that your retirement from employment will be considered a "Termination without Cause" and you consent to (x) any change in your reporting responsibilities, titles and elected or appointed offices and (y) any reduction by the Company in your bonus opportunity, in each case as in effect immediately prior to entering into this Agreement.

            The Company confirms that, as a former Director, President and Chief Executive Officer, you will be entitled to indemnification for any claims arising against you as a result of your service to the Company in those capacities as provided in Article VIII of the Second Amended and Restated Certificate of Incorporation of GenTek Inc., and Article V of the GenTek Inc. Amended and Restated By-laws dated November 10, 2003. The Company presently intends to maintain Directors' and Officers' insurance to meet its indemnification obligations for all current and former Directors and Officers of the Company.

            2. Retention Payment. To provide an incentive for you to remain employed by the Company until the Retirement Date, we are offering you the following retention benefits through the Retirement Date: (a) continued payment of your base salary in effect as of the date herein, payable in accordance with the customary payroll practices of the Company, (b) continued participation in all employee benefit plans, programs and arrangements of the






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Company that you currently participate in, under the terms generally made available to the senior officers of the Company, (c) continued use of your existing office in New Hampshire.

            3. Severance Compensation. You and the Company hereby acknowledge and agree that, subject to your compliance with Sections 3 and 4 of this Letter Agreement, the Company shall provide you with: (a) a lump sum cash payment equal to $1,563,000 (the "Severance Benefit"), payable within 60 days after your date of retirement, pursuant to the terms of the GenTek Inc. Key Employee Retention Plan (the "KERP); (b)$1,498,487 plus, as applicable, interest accrued as provided pursuant to and payable under the General Chemical Corporation Supplemental Savings and Retirement Plan as amended and restated effective January 1, 1996 (the "SERP), the Employment Letter dated March 19, 2004 entered into by and between you and the Company (the "Employment Letter") and the Joint Plan of Reorganization entered into as of November 10, 2003 (the "Plan of Reorganization") (representing the $993,761 Supplemental Savings component of the SERP, the $289,726.02 vested portion of the Supplemental Pension component of the SERP and the $215,000 SERP benefit protected under the Plan of Reorganization); (c) your benefit accrued under the Supplemental Pension component of the SERP for the period beginning on the date of emergence from bankruptcy and ending on April 1, 2004 when the SERP was frozen, in an amount to be determined by actuaries selected by the Company; (d) 170 shares of common stock representing the restricted stock that vested pursuant to the GenTek Inc. Restricted Stock Agreement (the "Restricted Stock Agreement"); (e) 25,754 shares of common stock representing the shares for which restrictions have lapsed pursuant to and subject to the terms of the GenTek Inc. "Emergence Shares" Restricted Stock Agreement ("Emergence Shares Agreement"); (f) the escrowed dividends in respect of your shares of Restricted Stock forfeited pursuant to the Emergence Shares Agreement as soon as administratively possible after March 19, 2006; (g) an option to purchase 3,162 shares of common stock (at an exercise price of $11.03), representing the vested options pursuant to the 2003 Management and Directors Incentive Plan of GenTek Inc. Stock Option Agreement (the "Stock Option Agreement"), which option expires ten years following the "Grant Date" (as defined in the Stock Option Agreement); (h) $40,076.92, representing accrued but unused vacation; (i) continued medical and dental coverage for a period of 36 months pursuant to the KERP; (j) retiree health benefits during the period commencing on the date following your Retirement Date and ending on the date you cease to receive retirement income, which benefit is secondary to, and offset by, Medicare pursuant to the SERP; (k) gross up payments if an excise tax is imposed by Section 4999 of the Internal Revenue Code (which would only be triggered upon a change in control) with respect to the Severance Benefit; and (1) reimbursement for any incurred business expenses pursuant to the Company's expense reimbursement program. Any continuation of medical and dental coverage under the KERP or the SERP will be provided to you at the same cost as active employees. If the Company increases, decreases or otherwise modifies the amount or kind of medical or dental benefits provided to, or the contributions or copayments of, such active employees generally, such increase, decrease or modification shall be applicable to the medical or dental benefits provided to you under this Section 2.

            You further acknowledge and agree that the payments and benefits described in this Section 2 fully satisfy any and all of the Company's obligations to you in connection with your retirement from employment with the Company under the Employment Letter, the GenTek Inc. 2003 Management and Directors Incentive Plan, the KERP, the Stock Option Agreement, the Emergence Shares Agreement, the Restricted Stock Agreement, the SERP and the Plan of


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Reorganization. Nothing in this Letter Agreement will modify any additional payments or benefits or the treatment of any equity based compensation awards that may be provided to you pursuant to any qualified plans.

            4. Waiver Agreement. You agree to sign and be bound by a general Waiver and Release of Claims in the form attached hereto as Exhibit A (the "Waiver"), which shall be considered an integral part of this Letter Agreement. You also acknowledge and agree that any payments and benefits that you are entitled to from the Company under Section 2 of this Letter Agreement or otherwise in connection with your retirement from employment with the Company are subject to your execution and non-revocation of the Waiver.

            5. Restrictive Covenants. You acknowledge and agree that in consideration for the payments and benefits that you are receiving hereunder, you shall be subject to the restrictive covenants as set forth in the GenTek Inc. Retention Plan Participation Agreement dated March 21, 2003 entered into by and between you and the Company and Section 4.03 of the KERP.

            6. Non-Disclosure of Letter Agreement and Waiver. You agree not to disclose the terms or existence of this Letter Agreement and the Waiver to any person, agency, institution, company, or other entity unless the Company agrees to such disclosure in advance and in writing, provided that you may, without such permission (a) disclose that your employment has terminated and make such disclosures as are required by law, including disclosures to taxing agencies, and disclose the terms of this agreement to your spouse and immediate family members, attorney(s), accountant(s), tax advisor(s) and other professional service provider(s), as reasonably necessary, and (b) disclose the terms and existence of the covenants described or contained in Section 4 hereof to prospective future employers; provided in each case that you instruct such person(s) that the terms of this Letter Agreement and the Waiver are strictly confidential and are not to be revealed to anyone else except as required by law.

            7. Entire Agreement. This Letter Agreement and the Waiver constitute the entire understanding between you and the Company regarding your retirement from employment with, or otherwise from, the Company and shall supersede any and all prior agreements with respect thereto. You acknowledge and agree that the payments and benefits set forth in this Letter Agreement shall constitute the only payments and benefits that you will be entitled to receive from the Company, its stockholders, its predecessors or its affiliates in connection with your retirement from employment or otherwise and you hereby waive your right to receive any other such payments.

            8. Tax Withholding. All payments made pursuant to this Letter Agreement and the Waiver shall be subject to the withholding of any amounts required by Federal, state or local law.

            9. Additional Documents. In order to effectuate the foregoing, you agree to execute any additional documents as may be reasonably requested from time to time by the Company.


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            10.   Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement which shall remain in full force and effect.

            11. Arbitration. Any dispute or controversy arising under or in connection with the Letter Agreement or otherwise in connection with your employment with the Company shall be settled by arbitration.

            Please indicate your acceptance of the terms and provisions of this Letter Agreement and the Waiver by signing both copies of this Letter Agreement and the Waiver and returning one copy of each to me. The other copy of each is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of Delaware and may be executed in several counterparts.

                                   Very truly yours,

                                   /s/ John G. Johnson, Jr.

                                   John G. Johnson, Jr.
                                   Chairman of the Board of Directors


Agreed, Acknowledged and Accepted:

/s/ Richard R. Russell
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Richard R. Russell

Date: May 23, 2005


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                                                                       EXHIBIT A

                          WAIVER AND RELEASE OF CLAIMS

            In exchange for payments and benefits described in the attached Letter Agreement, dated May 23, 2005 (the "Letter Agreement"), which I acknowledge I would not otherwise be entitled to receive, I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims ("Waiver"):

            1. I acknowledge that my employment with the Company and all subsidiaries and affiliates thereof, terminated on July 1, 2005 (the "Retirement Date"). I further acknowledge that the Company delivered this Waiver to me on May 23, 2005.

            2. I, and anyone claiming through me (including without limitation my heirs, and agents, representatives and assigns), hereby irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns (the "Releasees"), from any and all liabilities of any nature whatsoever, known and unknown, fixed or contingent, arising out of, based on, or related to my employment by the Company or any other Releasee, the termination of such employment, and any dealings, transactions or events involving the Releasees occurring prior to or on the Retirement Date, including but not limited to claims under the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, of 1966; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Employment Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification ("WARN") Act; and any other federal, state or local law, rule or regulation, or common law claim. This includes, but is not limited to, all wrongful termination and "constructive discharge" claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, or punitive damages. I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law. This release does not include any claims for my vested interest in any employee benefit plan of the Company and does not extend to claims that may arise after the date this Waiver.

            3. I understand and agree that this Waiver will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

            4. Except as may be required by law, I agree that I will not disclose the existence or terms of this Waiver to anyone except my accountant, attorney or spouse, each of whom shall also be bound by this confidentiality provision.

            5. I understand that I have twenty-one (21) days to consider whether to sign this Waiver and return it to the Chairman of the Board of Directors of the Company or his






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designee. The Company hereby advises me of my right to consult with an attorney before signing the Waiver, and I acknowledge that I have had an opportunity to consult with an attorney and have either held such consultation or have determined not to consult with an attorney.

            6. I understand that I may revoke my acceptance of this Waiver by delivering notice of my revocation to the Chairman of the Board of the Company within seven (7) days of the day I sign the Waiver. If I do not revoke my acceptance of this Waiver within seven days of the day I sign it, it will be legally binding and enforceable.

            7. I acknowledge and agree that if any provision of this Waiver is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver shall continue in full force and effect.

            8. This Waiver is deemed made and entered into in the Delaware, and in all respects shall be interpreted, enforced and governed under the internal laws of Delaware to the extent not preempted by federal law.

                                    * * * * *

            I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and that I voluntarily enter into this Waiver by signing below. Upon execution, I agree to deliver a signed copy of this Waiver to the Chairman of the Board of the Company.


                                   /s/ Richard R. Russell
                                   ---------------------------
                                   Richard R. Russell

                                   Date: May 23, 2005


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